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Exhibit 10.11

EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into effective as of May 1, 1999, by and between First Charter Bank, N.A., a national banking association ("Bank") and James R. Brewer ("Officer").

RECITALS

    A.  Bank is a national banking association, duly organized, validly existing, and in good standing under the National Bank Act, with power to own property and carry on its business as it is now being conducted;

    B.  Bank desires to avail itself of the skill, knowledge and experience of Officer in order to ensure the successful management of its business; and

    C.  The parties hereto desire to specify the terms of Officer's employment with Bank in accordance with 12 U.S.C.§21.

    NOW, THEREFORE, in reliance upon the foregoing and for good and valuable consideration, receipt of which hereby is acknowledged, Bank and Officer agree that from the date first above written (the "Effective Date"), the following terms and conditions shall apply to Officer's employment with Bank.

    1.  Positions, Duties and Authority.

      1.1.  Titles and Duties.  During the Term (as defined in Section 2 hereof) Officer shall have the title, duties and authority of President and Chief Executive Officer of Bank, subject to the powers by law vested in the Board of Directors of Bank (the "Board"). During the Term, Officer shall perform exclusively the services herein contemplated to be performed by Officer faithfully, diligently and to the best of Officer's ability in compliance with all applicable laws and regulations, orders issued by regulatory authorities, Bank's articles of association and bylaws, and in compliance with the lawful policies and directives from time to time established by the Board. It is understood and acknowledged that the Board may designate and appoint one or more committees which, if created, may act for and on behalf of the Board to which Officer may report.

      1.2.  Conflicts of Interest.  Except as permitted by prior written consent of the Board, Officer shall devote his entire productive time, ability and attention to the business of Bank during the Term, and Officer shall not directly or indirectly be engaged in any other business activity whether such activity results or potentially could result in profit, gain or other pecuniary benefit to Officer or any other person.

    2.  Term of Employment.  Unless earlier terminated in accordance with the provisions hereof, the term of Officer's employment (the "Term" shall commence on the Effective Date and shall expire on the third (3rd) annual anniversary thereof.

    3.  Compensation.

      3.1.  Base Salary.  For services rendered during the Term, Bank shall pay to Officer an annual base salary (the "Base Salary") at a minimum rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum, payable in installments in conformity with Bank's policy relating to salaried employees. If Officer shall become entitled to receive salary for any period that is less than one (1) calendar month, the salary for such period shall be computed by prorating Officer's current Base Salary over such period based upon the actual number of days therein.

      3.2.  Discretionary Bonus.  Officer shall be eligible for consideration to receive merit bonuses at the sole discretion of the Board in accordance with policies, practices and criteria utilized by Bank in granting bonuses to other executive officers.

    4.  Executive Benefits.

      4.1.  Group Medical and Life Insurance Benefits.

      (a) Bank shall provide for Officer at Bank's expense participation in medical, dental, accident, health, life and disability insurance benefits equivalent to the normal and customary benefits currently or from time-to-time provided by Bank. Said coverage shall be in existence or shall take effect as of the Effective Date, subject to applicable waiting periods, and shall continue through the Term.

      (b) In the event of a termination of this Agreement for any reason, Officer shall be entitled to continue to participate in Bank's medical, dental, accident and health plans for such length of time as may be required by law.

      (c) For purposes of this Agreement, the term Disability shall mean Officer is physically or mentally incapable of performing Officer's duties for a period of ninety (90) consecutive days or greater, as determined in good faith by the Board; provided, however, that if Officer returns to performing his duties at any time for less than seven (7) business days, such period shall not constitute interruption of the period of Officer's physical or mental incapacity.

      4.2.  Vacation.  Officer shall be entitled to four (4) weeks vacation for each calendar year; provided, however, that during each such calendar year Officer is required to and shall take at least two (2) weeks of said vacation consecutively.

      4.3.  Automobile Allowance.  During the Term, Bank shall pay Officer an automobile allowance of Seven Hundred Dollars ($700) per month. Except for this automobile allowance, Bank shall not be obligated to pay any other expenditure with respect to the ownership, operation, insurance or maintenance of Officer's automobile other than for the maintenance and use of one cellular car phone which shall be subject to the provisions of Section 6 hereof. Officer shall procure and maintain in force an automobile liability insurance policy on such automobile with coverage from comprehensive with extended coverage, collision for actual cash value of the vehicle with no more than a Five Hundred Dollar ($500) deductible, and for bodily injury, death or property damage, in limits no less than One Hundred Thousand Dollars ($100,000) for property damage and Three Hundred Thousand Dollars ($300,000) for public liability.

    5.  Memberships.  Subject to the provisions of Section 6 hereof, during the Term, Bank shall pay membership fees and related minimum usage fees (which minimum usage fees shall not exceed Five Hundred Dollars ($500) annually), at Bank's expense, for Officer at associations, organizations or clubs mutually agreed to by Bank and Officer.

    6.  Business Expenses.  Officer shall be entitled to reimbursement by Bank for any ordinary and necessary expenses incurred by Officer in the performance of his duties and in acting for Bank during the Term, which types of expenditures shall be determined by the Board provided that:

      (a) Each such expenditure is of a nature qualifying as a proper deduction on the federal and state income tax returns of Bank as a business expense and not as a deductible compensation to Officer;

      (b) Officer furnishes to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities and by Bank policies for the substantiation of such expenditures as deductible business expenses of Bank (and not as deductible compensation to Officer); provided, however, that if Officer complies in good faith with such document and informational requirements and Bank policies, Bank shall assume the risk of recharacterization of any payments made as nondeductible compensation to Officer.

    7.  Termination.

      7.1.  Termination at Will.  Notwithstanding anything to the contrary herein, this Agreement may be terminated at any time upon sixty (60) days' written notice of termination by Bank or Officer. In the event Bank elects to terminate this Agreement pursuant to this Section 7.1, Officer shall be entitled to his then current Base Salary prior to the date of termination, computed pro rata up to and including that date, plus additional compensation calculated as follows:

Date of Termination	Additional Compensation
Prior to 18 months after the Effective Date	150% of then current Base Salary
At least 18 months after but less than 19 months after the Effective Date	142% of then current Base Salary
At least 19 months after but less than 20 months after the Effective Date	133% of then current Base Salary
At least 20 months after but less than 21 months after the Effective Date	125% of then current Base Salary
At least 21 months after but less than 22 months after the Effective Date	117% of then current Base Salary
At least 22 months after but less than 23 months after the Effective Date	109% of then current Base Salary
At least 23 months after the Effective Date	100% of then current Base Salary

All severance pay shall be payable in equal installments over the remaining Term in conformity with Bank's normal payroll period. In the event Officer elects to terminate this Agreement pursuant to this Section 7.1, Officer shall be entitled only the Base Salary earned by Officer prior to the date of termination, computed pro rata up to and including that date.

      7.2.  Termination After Change of Control Event.

      (a) In the event this Agreement is terminated by either Bank or Officer after a Change of Control Event (as defined below) or there is a Constructive Termination of this Agreement following a Change of Control Event, Officer shall be entitled to receive, concurrently with Termination, the sum of (i) the Base Salary earned by Officer prior to the date of termination computed pro rata up to and including that date, based on the Base Salary in effect up to the date of termination plus (ii) if the value ascribed to the Bank pursuant to the Change of Control Event is at least Twelve Million Five Hundred Thousand Dollars ($12,500,000) additional compensation calculated as follows:

Value Ascribed to the Change in Control Event	Termination Fee Expressed as Percentage of Annual Base Salary
Up to 150% of the Bank's Book Value	150%
More than 150% up to 175% of the Bank's Book Value	175%
More than 175% up to 200% of the Bank's Book Value	200%
More than 200% up to 250% of the Bank's Book Value	225%
More than 250% of the Bank's Book Value	250%

      (b) Notwithstanding anything to the contrary contained in this Section 7.2, in the event Officer terminates this Agreement and enters into another employment agreement or arrangement with Bank after a Change of Control Event at a Base Salary at or greater than the Base Salary in effect at the date the Change of Control Event occurs, Officer shall not be entitled to receive any additional compensation under this Section 7.2. For purposes of this Section 7.2, the term "Constructive Termination" shall mean a material decrease in Officer's responsibilities, authority, duties or title following a Change of Control Event as compared to the period immediately preceding the Change of Control Event or a requirement following a Change of Control Event that Officer perform his duties at a location which is greater than fifty (50) miles from Officer's residence absent his consent.

      (c) For purposes of this Agreement:

        (1) The term "Change of Control Event" shall mean, and a Change of Control Event shall be deemed to have taken place if, a reorganization, merger or consolidation of Bank occurs with one or more corporations as a result of which Bank will not be the surviving corporation (except for transactions where the shareholders of Bank immediately prior to such transaction own fifty percent (50%) or more of the surviving corporation or the parent corporation of the surviving corporation), or a sale of substantially all the assets and property of Bank to another person, or a reverse merger in which Bank is the surviving corporation but the shares of Bank's stock outstanding immediately preceding the merger are converted by virtue of the merger into cash, other property or securities of another issuer (except for transactions where the shareholders of Bank immediately prior to such transaction own fifty percent (50%) or more of the surviving corporation or the parent corporation of the surviving corporation) or if more than fifty percent (50%) of the outstanding voting securities of Bank shall have been acquired "beneficially" by a "person" or "group of persons acting in concert," as such terms are defined for purposes of Section 139d) of the Securities Exchange Act of 1934, as amended.

        (2) The term "Bank's Book Value" shall mean the net worth of the Bank as reflected on the financial statements of the Bank as prepared in accordance with the Bank's normal accounting practices.

      7.3.  Action by Supervisory Authority.  Except as herein provided, this Agreement shall terminate immediately without further liability or obligation to Bank: (i) if Bank is closed or taken over by the OCC or other supervisory authority, including the Federal Deposit Insurance Corporation (the "FDIC"); or (ii) if either the Comptroller of the Currency (the "OCC") or the FDIC should exercise their respective powers to remove Officer from office or indicate to the Board that it must obtain the services of and retain a president and chief executive officer other than Officer acceptable to such supervisory authority. In the event of termination of this Agreement pursuant to Section 7.3, Officer shall be entitled to the Base Salary earned by Officer prior to the date of termination computed pro rata up to and including that date.

      7.4.  Termination for Cause.  Notwithstanding anything to the contrary provided for in Sections 7.1 and 7.2 hereof, Officer shall not be entitled to receive and Bank shall not be obligated to pay any compensation to Officer in connection with a termination of this Agreement in addition to the Base Salary earned by Officer prior to termination if: (i) Officer willfully breaches this Agreement or habitually neglects Officer's duties (other than as a result of death or disability) and such breach or neglect; (ii) Officer is formally charged with a felony involving dishonesty or moral turpitude; (iii) Officer engages in, or the Board learns that Officer has engaged in, any activity which has materially adversely affected, or may materially adversely effect, Bank's reputation in the community, as determined by the Board in good faith; or (iv) Officer engages in any activity constituting illegal or dishonest conduct, as determined by the Board in good faith.

    8.  Miscellaneous.

      8.1.  Trade Secrets; No Solicitation of Employees.  During the Term, Officer will have access to and become acquainted with officers and employees of Bank and with what Officer and Bank acknowledge are trade secrets (e.g., knowledge of confidential information concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business). Officer shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for the period of two (2) years after the termination of this Agreement, except as required in the course of Officer's employment with Bank in connection with any banking or financial services activity, opportunities or business. Further, Officer agrees that for a period of two (2) years after the termination of this Agreement, Officer will not solicit or recruit officers, employees or customers of Bank in connection with any banking or financial services activities, opportunities or business. Nothing herein shall prevent Officer after termination of this Agreement from engaging in a business which is competitive with Bank provided Officer does so without violating the provisions contained herein.

      8.2.  Indemnification.  Bank shall, to the maximum extent and in the manner required by law and Bank's articles of association and bylaws, indemnify and hold Officer harmless against expenses, including reasonable attorneys' fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Officer's employment by Bank on the same terms and conditions as are provided to the Board.

      8.3.  Merger or Dissolution.  Subject to the provisions contained in Sections 7.3 and 7.4 hereof, Officer shall not be terminated automatically by Bank's voluntary or involuntary dissolution or by any merger in which Bank is not the surviving or resulting corporation, or on any transfer of all or substantially all of Bank's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

      8.4.  Return of Documents.  Officer expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Officer during the Term are solely the property of Bank, and that Officer has no right, title or interest therein. Upon termination of this Agreement, Officer or Officer's representative shall promptly deliver possession of all aforesaid property to Bank in good condition.

      8.5.  Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, certified mail, return receipt requested, or when communicated by facsimile transmission or to a public telegraph company for transmittal, addressed to the party at the following addresses or any other address provided to the other party:

      If to Bank:

      First Charter Bank, N.A.
      9454 Wilshire Boulevard
      Beverly Hills, CA 90212
      Attention: Chairman of the Board

      If to Officer:

      Mr. James R. Brewer
      7236 Easthaven Lane
      West Hills, CA 91307

      8.6.  Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

      8.7.  Applicable Law.  This Agreement is to be governed by and construed under the National Bank Act and, to the extent Applicable, the laws of the State of California.

      8.8.  Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      8.9.  Invalid Provisions.  Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

      8.10.  Entire Agreement.  This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Officer by Bank. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bank and Officer.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

FIRST CHARTER BANK, N.A.
/s/ Joan Berlin Chairman of the Board of Directors
OFFICER
/s/ James R. Brewer

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Exhibit 10.11
EMPLOYMENT AGREEMENT
RECITALS